M A C K – C A L I R E A L T Y C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Rick Matthews
Executive Vice President
Rubenstein Associates

(212) 843-8267

MACK-CALI TO SELL SAN FRANCISCO HOLDINGS

--Sale of Ownership Interests in Three Properties to Mark Company’s

Exit of San Francisco Market—

Cranford, New Jersey—September 29, 2006—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it has entered into agreements to sell its ownership interests in three properties in San Francisco for a total of approximately $167 million. Upon completion, the sales will mark the Company’s exit of the San Francisco market, in accordance with its capital recycling program and portfolio strategy.

The transactions are as follows:

•

Mack-Cali has entered into a contract to sell 760 Market Street and 795 Folsom Street in San Francisco to Westcore Properties, LLC, for an aggregate price of $126 million. 760 Market Street is an 11-story, 267,446 square-foot class A office building that is 78.2 percent leased; and 795 Folsom Street is a six-story, 183,445 square-foot class A office building that is 96.0 percent leased.

•

Mack-Cali has entered into an agreement in principle to sell substantially all of its 50-percent ownership interest in Convention Plaza in San Francisco, based on a total building valuation of approximately $82 million. Convention Plaza is a 12-story, 305,618 square-foot class A office building. The interest will be sold to an entity related to The ADCO Group. A different entity related to The ADCO Group is Mack-Cali’s current joint venture partner in the project. Located at 201 Third Street, Convention Plaza is 83.9 percent leased.

Both transactions are expected to close in the fourth quarter.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, commented, “These transactions represent a significant milestone for our Company. Not only will they mark our exit of the San Francisco market and California, but they will also be the final step in our strategic plan of exiting the western, non-core markets to focus on growth opportunities in our core Northeast region.” He continued, “These sales will also allow us to capitalize on the buoyant investment sales market in San Francisco and result in a significant gain in excess of $36 million.”

Mack-Cali recently announced its plans to sell its Denver portfolio, also to Westcore Properties, LLC. Due diligence has been completed for this transaction and Westcore has committed to a closing in early November.

Westcore Properties, LLC, is a private real estate investment company based in San Diego. The ADCO Group is a New York-based owner and developer of office, residential and hotel properties.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 320 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 35.9 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,600 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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